Exhibit 16.1

July 24, 2026

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 24, 2026 of Papaya Growth Opportunity Corp. I and agree with the statements contained therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Citrin Cooperman & Company, LLP

New York, New York